Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Plan Administrator of
RehabCare Group, Inc. 401(k) Employee Savings Plan:

We consent to the incorporation by reference in the registration statement (No. 33-67944) on Form S-8 of RehabCare Group, Inc. 401(k) Employee Savings Plan (the Plan) of our report dated June 11, 2008, with respect to the statements of assets available for plan benefits of the Plan as of December 31, 2007 and 2006; the related statements of changes in assets available for plan benefits for the years then ended; and the related supplemental schedule of assets (held at end of year) as of December 31, 2007, which report appears in the December 31, 2007 annual report on Form 11-K of RehabCare Group, Inc. 401(k) Employee Savings Plan.

/s/ KPMG LLP

St. Louis, Missouri
June 11, 2008